Exhibit 99.1

TOREADOR DECLARES FARMED-OUT HUNGARIAN EXPLORATION WELL A DRY HOLE

DALLAS, TEXAS – (May 13, 2008) – Toreador Resources Corporation (NASDAQ: TRGL) announced today that the Nko-Ny-1 exploration well in the company’s Szolnok block in Hungary did not encounter commercial hydrocarbons and was declared a dry hole. The well is part of a farm-out package in which four joint venture partners funded the drilling of the two exploration wells and a 3D seismic survey in the Szolnok block in return for an aggregate 75% interest in the block. Toreador is being carried for its 25% interest and is the operator. There was no Toreador capital invested in the well and there will be no impact on Toreador’s second quarter 2008 earnings as a result of the dry hole. The next step in the exploration program is to process and interpret the data from the recently completed 3D seismic program in the southern part of the Szolnok block.

ABOUT TOREADOR

Toreador Resources Corporation is an independent international energy company engaged in the acquisition, development, exploration and production of natural gas, crude oil and other income-producing minerals. The company holds interests in developed and undeveloped oil and gas properties in France, Hungary, Romania and Turkey. More information about Toreador may be found at the company's web site, www.toreador.net.

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CONTACT:

Toreador Resources
Stewart P. Yee, VP Investor Relations

214-559-3933 or 972-249-5389

syee@toreador.net